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                                                                      EXHIBIT 10


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement (the "Registration Statement") on Form N-4 of our report dated April 15, 2002, relating to the financial statements of the Strategic Partners Subaccounts of the Pruco Life of New Jersey Flexible Premium Variable Annuity Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated February 21, 2002 relating to the financial statements of Pruco Life of New Jersey Insurance Company, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
September 6, 2002